Exhibit 10.1

GENERAL AND ADEA RELEASE

This GENERAL AND ADEA RELEASE (“Agreement”) is entered into by and between FEDERAL HOME LOAN BANK OF ATLANTA, a corporation organized under the laws of the United States, with its principal office and place of business in Atlanta, Georgia (hereinafter “Bank”), and Jill Spencer (hereinafter “Employee”), the parties to this Agreement.

WHEREAS, the parties desire to enter into a confidential written agreement embodying their mutual understandings and promises concerning the terms and conditions of the voluntary resignation of Employee’s employment;

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants set forth below, the parties agree as follows:

1.     Employment Termination. The parties agree that, effective April 1, 2011, Employee’s employment with the Bank is terminated such that Employee no longer serves in any employment capacity for the Bank. Except as specifically provided herein, Employee’s rights and benefits as an employee of the Bank cease effective April 1, 2011. Employee also hereby resigns from all officer positions effective April 1, 2011. Employee shall be paid all wages and compensation due as an employee of the Bank and all accrued, unused annual leave on or before April 29, 2011; provided, however, any such compensation that remains subject to review and non-objection by the Federal Housing Finance Agency (“FHFA”) shall not be paid until the Bank receives such approval or non-objection from the FHFA.

2.     Payment and Benefits.

(a)     In addition to the amounts referenced above in Section 1, the Bank agrees, subject to non-objection or approval by the FHFA, to pay Employee a lump sum of Four Hundred and Sixty-Two Thousand, Five Hundred Dollars ($462,500.00), less all deductions required by state and

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federal law, which is equivalent to twelve (12) months of Employee’s salary at her most recent salary rate (the “Severance Pay”). Fifty percent (50%) of the Severance Pay is tendered to the Employee in exchange for her waiver of ADEA claims. Employee acknowledges she is not otherwise entitled to this amount. Payment of the Severance Pay shall be due to Employee within ten (10) business days after the FHFA has approved the payments or failed to object to the payments within the time period set for objection by the FHFA (the Payment Date”), provided that the seven-day revocation period for this Agreement, as described below, has elapsed. This payment will not be taken into account in determining Employee’s rights or benefits under any other program, except as otherwise required by applicable law.

(b)    If Employee properly elects to participate in, and remains eligible for, the Bank’s retiree medical insurance coverage as of the date of separation and in accordance with the terms of the Bank’s group retiree medical plan as contemplated by Section 4 below, the Bank agrees, subject to non-objection or approval by the FHFA, to pay the Employee’s monthly retiree medical insurance premium for such coverage for the period beginning April 1, 2011 and ending April 30, 2012.

(c)     The Bank agrees, subject to non-objection or approval by the FHFA, to pay to Employee Ten Thousand Dollars ($10,000.00), less any applicable withholding, as a career transition services benefit.

3.     Entire Amount Due. The foregoing payments in Section 2 above constitute the entire amount of money due and payable to Employee under this Agreement. Employee agrees not to seek any further compensation or relief for any claim, damage, cost, or attorney’s fees in connection with the matters encompassed by this Agreement. Employee acknowledges that Employee would not otherwise be entitled to the foregoing payments and that such payments are only available as part of this Agreement.

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4.     Benefit Programs. Employee waives future coverage and benefits under all Bank disability programs, but this Agreement does not affect Employee’s eligibility for other Bank medical, dental, life insurance, retirement, and benefit plans for which Employee may be eligible. Whether Employee signs this Agreement or not, Employee understands that her rights and continued participation in those plans will be governed by their terms, and that Employee generally will become ineligible for them on or shortly after her termination date, after which time Employee may be able to purchase continued coverage under certain of such plans at Employee’s own expense, except as provided in Section 2(b) above.

5.     Claims Not Released. This Agreement does not release any claims that the law does not permit Employee to release.

6.     Release and Waiver of Claims.

(a)     Except for the claims contemplated by Section 5 above, Employee hereby fully and finally releases all known and unknown claims that Employee has or may have against the Bank, its current or former owners, parents, subsidiaries, and affiliates, or their respective current or former employees, officers, directors, or agents, and any related parties (collectively, “Released Parties”) arising from facts, occurrences, acts or omissions occurring on or before the date of this Agreement. The waiver of claims under this Agreement shall include, but is not limited to, any claims arising out of Employee’s employment with the Bank or the termination thereof under federal or state laws governing employment, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, Sections 1981 and 1983 of the Civil Rights Act of 1866, and every other federal, state or local statute, rule, ordinance, common law, or regulation, and any and all other claims arising under any employee handbook, policy manual or any documents outlining terms and conditions of Employee’s employment, as well as any and all claims in tort or contract.

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(b)     In consideration for the additional benefits provided for herein to which Employee is not otherwise entitled, Employee voluntarily releases and waives any and all known and unknown claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”) that Employee has against the Bank and all Released Parties arising from facts, occurrences, acts or omissions occurring on or before the date of this Agreement.

7.     Promise Not to Litigate Released Claims.

Employee promises never to pursue any claim that Employee has released by signing this Agreement, whether by means of a lawsuit, arbitration, or otherwise and whether as a named plaintiff, class member, or otherwise. Employee agrees to promptly dismiss or withdraw from any such action that is currently pending or becomes pending after the date of this Agreement. However, this Agreement does not require Employee to withdraw, or prohibit Employee from filing, a charge with any government administrative agency (such as the EEOC) and nothing herein shall prohibit Employee from cooperating or participating in any charge or investigation by an agency responsible for enforcement of employment discrimination statutes. Nevertheless, Employee hereby waives any claim to reinstatement, damages, remedies, or other relief released in this Agreement that arises or results from any such charge or investigation.

8.     No Other Claims. Employee represents that Employee has not filed, nor assigned to others the right to file, any complaints, charges or lawsuits against the Bank with any governmental agency or any court.

9.     Non-Admission of Liability or Wrongful Conduct. This Agreement shall not be construed as an admission by any party hereto of any liability or acts of wrongdoing, nor shall it be considered to be evidence of such liability or wrongdoing.

10.     Non-disparagement. Employee acknowledges and agrees that, as a material condition of this Agreement, Employee will not contact any of the Bank’s employees, clients or

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vendors regarding the circumstances of Employee’s separation from the Bank, except to disclose, if she so chooses, that she has separated from the Bank in connection with a management reorganization. Furthermore, Employee will not make any oral or written statements or take any other actions which disparage, criticize, or call into question the Bank’s management or practices, officers, directors or employees, or which could reasonably be foreseen to damage the Bank’s good reputation or impair the Bank’s normal operations. Neither the president nor any other executive officer of the Bank will make any oral or written statement, or take any other action, which disparages, criticizes, or calls into question Employee’s management or other professional abilities, or which is intended to and does damage Employee’s professional reputation.

11.     Return of Information and Other Property. On the effective date that Employee’s employment with the Bank is terminated, Employee shall return to the Bank all Bank documents and other Bank property in Employee’s possession at any time, including, but not limited to, Bank files, notes, drawings, records, business plans and forecasts, financial information, specifications, all product specifications, customer identity information, financing information, loan information, product development information, source code information, object code information, tangible property (including, but not limited to, computers), intellectual property, credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody trade secrets or confidential information of the Bank (and all reproductions thereof). Employee shall not retain or provide to anyone else any copies, summaries, abstracts, descriptions, compilations or other representations of such information or things or their contents. By executing this Agreement, Employee warrants and agrees that Employee has already returned all such information and material to the Bank, all of which Employee acknowledges is the Bank’s sole property.

12.     Confidentiality and Damages for Breach.

(a)     Employee represents and warrants that she has kept and will keep the nature and

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content of the discussions related to this Agreement, the existence and/or content of this Agreement, the amount of payment and consideration paid to Employee, and all terms of this Agreement completely confidential; provided, however, Employee may voluntarily disclose she separated from the Bank due to a management reorganization. Employee represents and warrants that she has not told any person or entity of the fact, nature and/or content of the discussions related to this Agreement, the existence and/or content of this Agreement, the amount of payment and consideration paid to her, and/or any of the terms of this Agreement. Employee represents and warrants that she will not hereafter disclose any information concerning the fact, nature and/or content of the discussions related to this Agreement, the existence and/or content of this Agreement, the amount of payment and consideration paid to Employee, and/or terms of this Agreement to any other person or entity. The parties to this Agreement agree and acknowledge, however, that this Agreement may be required to be filed with the United States Securities and Exchange Commission, and after any such filing, any information disclosed in such filing shall no longer be considered confidential information and subject to the confidentiality restrictions imposed under this paragraph 12.

(b)     Excepted from Section 12(a) for Employee shall be: (i) disclosure under seal in an arbitration to enforce this Agreement, but even then only the paragraph(s) at issue in the proceeding; (ii) counsel and tax advisors to her/him for the purpose of complying with tax laws and regulations for the preparation and filing of the current year’s tax return; and (iii) her immediate family members. Prior to disclosing any information permitted by this Paragraph, Employee must obtain the agreement by the person or entity permitted hereunder to maintain the information as confidential. Any breach of this confidentiality agreement by any person or entity shall be deemed a breach by Employee.

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(c)     Employee agrees that she will not solicit or otherwise encourage any person or entity to seek this Agreement or the terms of this Agreement in any proceeding, agency investigation, litigation or arbitration. Likewise, Employee will not voluntarily participate in any proceeding, litigation or arbitration against the Bank, except to the extent that such agreement is prohibited by EEOC regulations or other applicable legal prohibitions. Should Employee receive an enforceable subpoena or an enforceable court order, she/he agrees to provide the Bank with prompt notice; and in no event shall such notice be delivered to the Bank later than two (2) days after receipt by Employee, providing the Bank with the opportunity to object to and/or be present at or participate in the proceeding. Employee agrees to fully cooperate with the Bank in opposing any effort by any person or entity to obtain this Agreement or its terms and to refrain from responding or otherwise participating with respect to the disclosure of this Agreement or its terms until a Court of competent jurisdiction has ruled on the Bank’s and Employee’s joint objections. Nothing in this Paragraph shall require Employee to disobey a final Court or other final enforceable order to produce this Agreement or disclose its terms.

(d)     Any disclosure of the terms of this Agreement by Employee or anyone permitted hereunder to any person or entity not permitted by this Agreement shall be deemed a violation by Employee of this Agreement and subject to the damages articulated in Section 12(e) of this Agreement.

(e)     In addition to any other remedies or relief that may be available, Employee agrees that the Bank will be irreparably harmed by any actual or threatened violation of Sections 10, 11 and 12(a) – 12(d) of this Agreement, and that the Bank will be entitled to an injunction prohibiting Employee from committing any such violation. Employee agrees that damages to the Bank arising from a breach of this Agreement are likely to be difficult to quantify, and therefore agrees that if an arbitrator determines that there has been a breach of this Agreement by Employee, the Bank will

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necessarily have suffered some injury and will be entitled to liquidated minimum damages in the amount of fifteen percent (15%) of the amount paid by the Bank to Employee, per breach, unless the Bank proves greater damages. Employee agrees that the amount set forth as liquidated damages is not a penalty, but is instead a minimum amount of damages per incident for a breach of this Agreement. Employee is solely liable and responsible for her breach of the Agreement. The amount shall be payable to the Bank. In addition, if an arbitrator finds that Employee breached any of the confidentiality provisions, Sections 12(a) – 12(d), Employee agrees to pay the reasonable attorneys’ fees each harmed entity incurred in bringing the action.

13.     Agreement to Cooperate Payment of Certain Legal Fees. Employee agrees to cooperate with the Bank in any pending or future matters, including without limitation any litigation, investigation, or other dispute, in which Employee, by virtue of Employee’s prior employment with the Bank, has relevant knowledge or information; provided, however, that the Bank agrees to pay reasonable attorney’s fees and other costs resulting from the Bank’s request.

The Bank agrees to pay reasonable legal fees to the law firm of Bondurant Mixon & Elmore LLP on behalf of Employee for any witness preparation and representation during testimony in connection with the lawsuit styled Federal Home Loan Bank of Atlanta v. Countrywide Financial Corporation, et al., pending as case number 1:2011-cv-00489 in the U.S. District Court for the Northern District of Georgia, or as later remanded to any Georgia court. This provision shall not limit any other rights to indemnification or legal fee payment or reimbursement that Employee may have under any other agreement, insurance policy or bylaw.

14.     Neutral Reference. Unless otherwise authorized in writing by Employee, the Bank agrees that in the event it receives an inquiry concerning Employee’s employment with the Bank, directed to a person with responsibility for responding to requests for employee references, it will verify only Employee’s job title(s) and dates of employment. Notwithstanding the foregoing,

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Employee acknowledges that the Bank may disclose any information to any governmental authority as permitted by applicable law.

15.     Complete Agreement. This Agreement is the entire agreement relating to the termination of Employee’s employment with the Bank and any claims or future rights that Employee might have with respect to the Bank and the Released Parties. This Agreement only may be amended by a written agreement that the Bank and Employee both sign.

16.     Choice of Law. This Agreement shall be interpreted and applied under the laws of the State of Georgia, and is binding upon the parties hereto, their officers, managers, heirs, successors, personal representatives, and assigns.

17.     Severability Provision. Should any provision of this Agreement (other than Section 6) be declared or determined by any Court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable, the illegal, invalid or unenforceable part, term or provision shall be deemed not to be part of this Agreement and the remaining parts, terms, or provisions shall remain in effect.

18.     No Future Employment. Employee acknowledges that Employee was not told by the Bank that it or any Released Party will ever rehire Employee in exchange for agreeing to sign this Agreement. Employee hereby covenants and agrees that Employee will not, at any time in the future, apply or reapply for employment, whether as an employee, independent contractor, or other capacity, with the Bank and Employees waives any and all rights to consideration for any such employment.

19.     Confidential Arbitration of Disputes. Employee and Bank agree to resolve any disputes arising in connection with this Agreement through confidential, final and binding arbitration. Employee also agrees to resolve through final and binding arbitration any disputes Employee may have with any other Released Party who elects to arbitrate those disputes under this

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subsection. Arbitrations shall be conducted according to standards consistent with federal law and the rules set forth by a mutually agreed upon arbitration provider, or if none is agreed upon, by the American Arbitration Association. The Bank will be responsible for paying the cost of any filing fee and the fees and costs of the Arbitrator and the arbitration; provided, however, that if Employee is the party initiating the claim, he or she is responsible for contributing an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state of Georgia, city of Atlanta. Each party will pay for its own costs and attorney’s fees, if any. The parties acknowledge that all claims for damages and other relief available to the parties in a court of law will be available to be awarded by the arbitrator. This agreement to arbitrate does not apply to government agency proceedings. By agreeing to this Agreement, Employee understands that Employee is waiving Employee’s right to a jury trial.

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20.     Employee Voluntary and Informed Consent.

(a)     Employee acknowledges that Employee is of sound mind and mental capacity, is capable of reading and understanding the terms of this Agreement, and that Employee enters into this Agreement voluntarily, under no compulsion or coercion, and with full knowledge and understanding of its terms and consequences.

(b)     Employee acknowledges that Employee has been advised in writing to consult with an attorney prior to executing this Agreement and has had the opportunity to do so.

(c)     Employee acknowledges that Employee has had a reasonable time period to review this Agreement (at least 21 days, from March 18, 2011, the first business day following the date of delivery of the Agreement and the letter offering Employee the option to accept this Agreement, until 5 P.M., Eastern Time, on April 11, 2011) and has taken advantage of that period to review to the full extent Employee felt necessary. The parties further agree that any changes to the terms or

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conditions of this Agreement (whether material or immaterial) shall not restart the running of such twenty-one (21) day period. If Employee accepts this Agreement before the expiration of such 21-day period, the Employee acknowledges, as evidenced by Employee’s signature below, that Employee has knowingly and voluntarily waived her right to consider the Agreement for twenty-one (21) days and accepts such lesser time as Employee utilized. Employee promises and guarantees that Employee’s waiver of the full twenty-one (21) day period was not induced by any fraud, misrepresentation, or a threat to withdraw or alter this Agreement prior to the expiration of the twenty-one (21) day period by the Bank. Employee acknowledges that Employee has the right to revoke a waiver of claims pursuant to the ADEA within seven (7) days of her execution of this Agreement. Employee acknowledges that in the event of revocation, the Bank will have no obligations under this Agreement related to the ADEA payment. Moreover, this Agreement shall not be effective if it is signed by Employee before April 1 2011. This Agreement shall be effective only if executed by Employee between April 1, 2011 and April 11, 2011.

(d)     Employee acknowledges that when Employee decided to sign this Agreement, Employee was not relying on any representations that were not contained in this Agreement.

(e)     Employee acknowledges that Employee is intentionally releasing claims that Employee may not know that Employee has and that, with hindsight, Employee might regret having released.

21.     Revocation. For a period of seven (7) days following the execution of this Agreement, Employee may revoke his or her waiver of ADEA claims under this Agreement by delivering written notice of revocation to Bryan Delong, First Vice President, Director of Human Resources, 1475 Peachtree Street, N.E. Atlanta, Georgia 30309, for receipt on or before such seventh day. This Agreement shall not become effective or enforceable until the seven-day revocation period has expired.

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22.     Payments Subject to Non-Objection by FHFA. All payment amounts set forth herein are subject to non-objection or approval by the FHFA. In the event that the FHFA objects to any amount payable hereunder, but agrees to approve or not to object to a specified lower amount, then the amount set forth in this Agreement shall be deemed to be revised to the lower amount acceptable to the FHFA. If the FHFA objects to the amount of any payment provided for in this Agreement and does not specify an alternative amount that would be acceptable, then the Bank will negotiate in good faith with the FHFA to reach agreement on another amount that would be acceptable to the FHFA. If the FHFA objects to a category of payment being made at all, then the payment objected to by the FHFA shall be deemed to be excised from this Agreement and the obligation to make the payment shall be null and void. The FHFA’s objection to any payment or amount provided in this Agreement shall not affect the validity or enforceability of any other portion of this Agreement.

23.     Representations & Promises.

(a)     Employee acknowledges that Employee has not suffered any job-related wrongs or injuries, such as any type of discrimination, for which Employee might still be entitled to compensation or relief in the future, and Employee has not been denied any compensation owed by the Bank for time worked. Employee acknowledges that Employee has properly reported all hours worked, and upon payment of the amounts provided in the last sentence of Section 1 hereof, has been paid and/or has received all leave (paid or unpaid), compensation, wages, overtime, bonuses, commissions, and/or benefits to which Employee may be entitled and that no other compensation, wages, overtime, bonuses, commissions and/or benefits are due to Employee from the Bank or any Released Party, except as otherwise required by applicable law.

(b)     Employee acknowledges that if she did not think that any representation that she made in the Agreement was true, or if Employee initially was uncomfortable making it, that she

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resolved all doubts and concerns before signing the Agreement. Employee further acknowledges that the Bank relied on the representations made by Employee when signing this Agreement and would not have signed this Agreement but for Employee’s promises and representations.

(c)     Employee acknowledges that the Bank may improve employee benefits or pay provided to its existing employees in the future and that such changes do not give Employee an entitlement to those benefits or pay.

(d)     Employee acknowledges and agrees that all aspects of this Agreement, including without limitation, the Bank’s obligations pursuant to Section 1 and Section 2 hereunder, are subject in all respects to the provisions of applicable law, including without limitation, the Federal Home Loan Bank Act and the effective orders, rules, regulations and supervisory guidance of the Federal Housing Finance Agency and its predecessors.

[Signatures appear on following page.]

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BEFORE SIGNING THIS AGREEMENT, TAKE IT HOME, READ IT, AND CAREFULLY CONSIDER IT. YOU ARE ALSO ADVISED AND ENCOURAGED TO DISCUSS IT WITH YOUR ATTORNEY (AT YOUR OWN EXPENSE). YOU HAVE UP TO TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT BEFORE SIGNING IT.

THIS AGREEMENT SHALL NOT BE EFFECTIVE IF IT IS SIGNED BY EMPLOYEE BEFORE APRIL 1, 2011. THIS AGREEMENT SHALL BE EFFECTIVE ONLY IF EXECUTED BY EMPLOYEE BETWEEN APRIL 1, 2011 AND APRIL 11, 2011

BY SIGNING THIS AGREEMENT, YOU WILL BE WAIVING KNOWN AND UNKNOWN CLAIMS WHICH MAY BE LEGALLY WAIVED, INCLUDING KNOWN AND UNKNOWN ADEA CLAIMS.

YOU HAVE UP TO SEVEN (7) DAYS AFTER YOU SIGN THIS AGREEMENT TO REVOKE THE ADEA WAIVER. IF YOU REVOKE THE ADEA WAIVER, IT WILL NOT GO INTO EFFECT AND YOU WILL NOT RECEIVE THE PAYMENTS AND BENEFITS DESCRIBED IN THAT PORTION OF THIS AGREEMENT.

EMPLOYEE

/s/ Jill Spencer	DATE: April 1, 2011
Jill Spencer

FEDERAL HOME LOAN BANK OF ATLANTA

By:	/s/ W. Wesley McMullan	DATE: April 1, 2011

Name/Title:	W. Wesley McMullan
President and Chief Executive Officer

By:	/s/ Bryan Delong	DATE: April 1, 2011

Name/Title:	Bryan Delong
First Vice President,
Director Human Resources

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